Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: TPG Accolade Holdings, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article One of the Certificate of Formation is hereby amended to read as follows: Nexeo Solutions Holdings, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 18th day of January , A.D. 2011 .

By:	/s/ Ronald Cami
Authorized Person(s)

Name:	Ronald Cami
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